Exhibit 99.1

News Release

Lockheed Martin Reports Third Quarter 2016 Results

•	Net sales from continuing operations of $11.6 billion
•	Net earnings from continuing operations of $1.1 billion, or $3.61 per share
•	Generated cash from operations of $1.3 billion
•	Completed divestiture of Information Systems & Global Solutions business and retired 9.4 million shares
•	Increased quarterly dividend rate 10 percent to $1.82 per share
•	Increased share repurchase authorization by $2.0 billion
•	Updates 2016 outlook and provides trend information for 2017

BETHESDA, Md., Oct. 25, 2016 – Lockheed Martin [NYSE: LMT] today reported third quarter 2016 net sales from continuing operations of $11.6 billion, compared to $10.1 billion in the third quarter of 2015. Net earnings from continuing operations in the third quarter of 2016 were $1.1 billion, or $3.61 per share, compared to $756 million, or $2.42 per share, in the third quarter of 2015. Cash from operations in the third quarter of 2016 was $1.3 billion, compared to $1.5 billion in the third quarter of 2015.

“The corporation achieved a quarter of strong operational and financial results, while also completing our strategic disposition of IS&GS,” said Lockheed Martin Chairman, President and CEO Marillyn Hewson. “Looking ahead to 2017, we are focused on providing innovative solutions to our customers, while executing on our realigned business portfolio to generate growth and value to shareholders.”

Divestiture of Information Systems & Global Solutions

On Aug. 16, 2016, the Corporation completed the previously announced divestiture of its Information Systems & Global Solutions (IS&GS) business segment, which merged with Leidos Holdings, Inc. (Leidos) in a Reverse Morris Trust transaction (the Transactions). The Transactions were the culmination of the Corporation’s strategic review of its government information technology (IT) business and its technical services business performed in 2015 to explore whether these businesses could achieve greater growth and create more value for customers and stockholders outside of Lockheed Martin. As part of the Transactions, the Corporation also completed an exchange offer that resulted in a reduction of Lockheed Martin common stock outstanding by approximately 9.4 million shares (approximately three percent). Both the exchange offer and merger qualified as tax-free transactions to the Corporation and its stockholders, except to the extent that cash was paid to the Corporation’s stockholders in lieu of fractional shares. Additionally, Lockheed Martin received a one-time special cash payment of $1.8 billion, which is reported under financing activities in the consolidated statements of cash flows.

The Corporation recognized a $1.2 billion gain as a result of the Transactions, which represents the $2.5 billion fair value of the shares of Lockheed Martin common stock tendered and retired as part of the exchange offer, plus the $1.8 billion one-time special cash payment, less the $3.0 billion net book value of the IS&GS business segment at Aug. 16, 2016 and other adjustments of $100 million. The final gain is subject to certain post-closing adjustments, including final working capital and tax adjustments, which the Corporation expects to complete in the fourth quarter of 2016 or the first quarter of 2017. The operating results of the IS&GS business segment and the gain on the Transactions have been classified as discontinued operations. However, the cash flows of the IS&GS business segment have not been classified as discontinued operations, as the Corporation retained this cash as part of the Transactions.

Consolidation of Atomic Weapons Establishment Venture

On Aug. 24, 2016, the Corporation’s ownership interest in the AWE Management Limited (AWE) venture, which operates the United Kingdom’s nuclear deterrent program, increased by 18%. As a result of the increase in ownership interest, the Corporation now holds a 51% controlling interest in the AWE venture. The operating results and cash flows of AWE have been included in the Corporation’s consolidated results since Aug. 24, 2016, the date it obtained a controlling interest. AWE has been aligned under the Corporation’s Space Systems business segment. Previously, the Corporation accounted for its investment in AWE using the equity method of accounting. The Corporation recognized a $127 million non-cash gain as a result of this transaction, which represents the fair value of the Corporation’s 51% interest in AWE, less the net book value of the previously held investment in AWE. The gain increased net earnings from continuing operations $104 million ($0.34 per share) in the third quarter of 2016.

Summary Financial Results

The following table presents the Corporation’s summary financial results.

(in millions, except per share data)[1]	Quarters Ended		Nine Months Ended
	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015
Net sales	$11,551	$10,060	$33,496	$29,016

Business segment operating profit [2]	$1,423	$1,244	$3,810	$3,698
Unallocated items [1]
FAS/CAS pension adjustment	226	102	672	305
Special item - severance charges	–	(15)	(80)	(15)
Other, net	(61)	(139)	(281)	(376)
Total unallocated items	165	(52)	311	(86)
Consolidated operating profit	$1,588	$1,192	$4,121	$3,612

Net earnings from
Continuing operations [3]	$1,089	$756	$2,794	$2,309
Discontinued operations	1,306	109	1,520	363
Net earnings	$2,395	$865	$4,314	$2,672

Diluted earnings per share from
Continuing operations [3]	$3.61	$2.42	$9.13	$7.30
Discontinued operations	4.32	0.35	4.97	1.15
Diluted earnings per share	$7.93	$2.77	$14.10	$8.45

Cash from operations [1,3]	$1,320	$1,517	$4,460	$3,737

[1]	As a result of the divestiture of the IS&GS business segment on Aug.16, 2016, the operating results of the IS&GS business segment have been classified as discontinued operations for all periods presented. However, cash from operations includes the cash flows of the IS&GS business segment prior to its divestiture on Aug. 16, 2016, as the Corporation retained this cash as part of the Transactions. A $1.2 billion gain recorded as a result of the divestiture of the IS&GS business segment is recorded in net earnings from discontinued operations in the quarter and nine months ended Sept. 25, 2016. Certain reclassifications of Unallocated items were made as a result of the divestiture of the IS&GS business segment. See the “Unallocated items” section of this news release for additional information related to these reclassifications.

[2]	The amounts in the third quarter and first nine months of 2016 include a non-cash gain of $127 million recognized at the Corporation’s Space Systems business segment related to the consolidation of AWE upon obtaining control of this venture on Aug. 24, 2016, which increased net earnings from continuing operations $104 million ($0.34 per share).

[3]	In the second quarter of 2016, the Corporation adopted a new accounting standard issued by the Financial Accounting Standards Board for employee share-based payment awards and reported the impacts as though the standard had been adopted on Jan. 1, 2016. Accordingly, the Corporation recognized additional income tax benefits as an increase to net earnings from continuing operations and operating cash flows of $22 million ($0.07 per share) and $137 million ($0.45 per share) in the quarter and nine months ended Sept. 25, 2016. The adjustments for the third quarter of 2016 include only the quarterly impacts, whereas the adjustments for the first nine months of 2016 include the second and third quarter impacts and the reclassification of income tax benefits of $104 million originally recognized in additional paid-in capital and cash flows from financing activities in the first quarter of 2016. The new accounting standard did not impact any periods prior to Jan. 1, 2016.

2016 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures and changes in law until such items have been consummated or enacted. For additional factors that may impact the Corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

(in millions, except per share data)	July Outlook	July Outlook Adjusted for IS&GS	Current Outlook Adjusted for IS&GS

Net sales	$50,000 – $51,500	$45,000 – $46,200	~$46,500

Business segment operating profit	$5,150 – $5,300	$4,720 – $4,840	~$5,025
FAS/CAS pension adjustment	~975	~900	~900
Special item – severance charges	~(100)	~(80)	~(80)
Other, net	~(300)	~(340)	~(340)
Consolidated operating profit	$5,725 – $5,875	$5,200 – $5,320	~$5,505

Diluted earnings per share from continuing operations	$12.15 – $12.45	$11.15 – $11.45	~$12.10

Cash from operations with F-35 Collection in 2016 [1]	≥ $5,500	≥ $5,350	≥ $5,700
Cash from operations with F-35 Collection in 2017 [1]			≥ $5,000

[1]	The timing of cash collections associated with the F-35 program is dependent upon the timing of negotiations for low-rate initial production 9 and 10 contracts.

The Corporation’s 2016 financial outlook for sales, operating profit, and earnings per share have been updated to exclude the operating results of the IS&GS business segment for the full year, which was divested on Aug. 16, 2016. However, the 2016 financial outlook for cash from operations includes cash flows generated by the IS&GS business segment through the closing of the divestiture on Aug. 16, 2016, as the Corporation retained this cash as part of the divestiture.

The Corporation also adjusted its 2016 financial outlook to include sales of $400 million from the AWE venture, which has been consolidated since Aug. 24, 2016 as a result of obtaining a controlling interest, and the $127 million gain recognized in operating profit of the Corporation’s Space Systems business segment in the third quarter of 2016 as a result of the AWE transaction. The AWE venture has been aligned under the Corporation’s Space Systems business segment.

The financial outlook for cash from operations is likely to be impacted by a delay in collections on the F-35 program. Any delay in 2016 customer payments on the F-35 program will increase the Corporation’s cash from operations in 2017.

The Corporation may determine to fund customer programs itself pending government appropriations. If the Corporation incurs costs in excess of funds obligated on a contract, it is at risk for reimbursement of the excess costs. In 2014 and 2015, the Corporation received customer authorization and initial funding to begin producing F-35 aircraft to be acquired under low-rate initial production (LRIP) 9 and 10 contracts, respectively. The Corporation continues to negotiate these contracts with its customer. Throughout the negotiation process, the Corporation has incurred costs in excess of funds obligated and has provided multiple notifications to its customer that current funding is insufficient to cover the production process. Despite not yet receiving funding sufficient to cover its costs, the Corporation continued work in an effort to meet the customer’s desired aircraft delivery dates. Currently, the Corporation has approximately $950 million of potential cash exposure and $2.3 billion in termination liability exposure related to the F-35 LRIP 9 and 10 contracts.

2017 Financial Trends

The Corporation expects its 2017 net sales to increase by approximately 7 percent as compared to 2016. Total business segment operating margin is expected to be in the 10.0 percent to 10.5 percent range. Depending on the timing of F-35 collections, 2017 cash from operations will be greater than or equal to $5.0 billion or greater than or equal to $5.7 billion. The preliminary outlook for 2017 assumes the U.S. Government continues to support and fund the Corporation’s key programs, consistent with the continuing resolution funding measure through Dec. 9, 2016, and Congress approves budget legislation for government fiscal year 2017 soon. Changes in circumstances may require the Corporation to revise its assumptions, which could materially change its current estimate of 2017 net sales, operating margin and cash flows.

The Corporation expects the 2017 FAS/CAS pension benefit to be approximately $800 million assuming a 3.625 percent discount rate, a 75 basis point decrease from the end of 2015, a 5.0 percent return on plan assets in 2016, revised longevity assumptions (described below), and other assumptions. The Corporation does not expect to make contributions to its legacy qualified defined benefit pension plans in 2017. A change of plus or minus 25 basis points to the assumed discount rate, with all other assumptions held constant, would result in an incremental increase or decrease of approximately $125 million to the estimated 2017 FAS/CAS pension benefit. On Oct. 20, 2016, the Society of Actuaries published revised longevity assumptions that are used to estimate the life expectancy of plan participants during which they are expected to receive benefit payments. Actuarial studies have recently been updated and would have the resultant impact of decreasing the total number of benefit payments to plan participants. These actuarial studies have not yet been reflected or incorporated in the postretirement benefit plan obligation recognized at Sept. 25, 2016 or the FAS expense and CAS cost for 2016. The new longevity assumptions, which the Corporation expects to adopt at the Dec. 31, 2016 measurement date, currently are expected to decrease the amount of the Corporation’s postretirement benefit plan obligation and increase the Corporation’s 2017 net earnings. The Corporation will finalize the postretirement benefit plan assumptions and determine the 2016 actual return on plan assets on Dec. 31, 2016. The final assumptions and actual investment return for 2016 may differ materially from those discussed above.

Cash Deployment Activities

The Corporation’s cash deployment activities in the third quarter of 2016 consisted of the following:

•	repurchasing 1.2 million shares for $278 million, compared to 4.1 million shares for $823 million in the third quarter of 2015;
•	paying cash dividends of $484 million, compared to $462 million in the third quarter of 2015;
•	repaying $500 million of long-term debt upon scheduled maturity, compared to no repayments in the third quarter of 2015; and
•	making capital expenditures of $241 million, compared to $191 million in the third quarter of 2015.

Segment Results

The Corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space Systems.

The discussion and presentation of the operating results of the Corporation’s business segments in this news release have been impacted by the following recent events:

•	The Corporation completed the previously announced divestiture of its IS&GS business segment on Aug. 16, 2016, which merged with Leidos. The discussion and presentation of the Corporation’s segment results for all periods presented in this news release exclude the results of the IS&GS business segment.
•	The Corporation’s ownership interest in the AWE venture increased by 18% on Aug. 24, 2016. As a result of the increase in ownership interest, the Corporation now holds a 51% controlling interest in AWE and is required to consolidate the AWE venture. AWE has been aligned under the Corporation’s Space Systems business segment. Accordingly, the discussion and presentation of net sales, operating profit and operating margin of the Corporation’s Space Systems business segment include the operating results of AWE since Aug. 24, 2016. Previously, the Corporation accounted for its investment in AWE using the equity method of accounting. Under the equity method, only 33% of AWE’s net earnings was included in operating profit and operating margin of the Space Systems business segment.
•	During the third quarter of 2016, the business segment formerly known as Mission Systems and Training was renamed Rotary and Missions Systems (RMS) to better reflect a broader range of products and capabilities subsequent to the acquisition of Sikorsky Aircraft Corporation (Sikorsky) on Nov. 6, 2015. The portfolio also reflects the realignment of certain programs from the former IS&GS business segment to RMS in the fourth quarter of 2015. While RMS was renamed to more accurately reflect the expanded portfolio, there was no additional change to the composition of the portfolio in connection with the name change. The information for this segment for all periods included in this news release has been labeled using the new name. Additionally, the discussion and presentation of the operating results of the RMS business segment include the operating results of Sikorsky since its Nov. 6, 2015 acquisition date and alignment under the RMS business segment.

•	During the fourth quarter of 2015, the Corporation realigned certain programs among its business segments in connection with the strategic review of its government IT and technical services businesses. The discussion and presentation of the Corporation’s segment results for all periods presented in this news release reflect the program realignment.

Operating profit of the business segments includes the Corporation’s share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the Corporation’s business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity method investee. Operating profit of the Corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with U.S. generally accepted accounting principles (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and certain asset impairments; gains or losses from divestitures; the effects of certain legal settlements; corporate costs not allocated to the Corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margin may also be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of assets.

The following table presents summary operating results of the Corporation’s business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015
Net sales
Aeronautics	$4,188	$3,921	$12,362	$11,186
Missiles and Fire Control	1,737	1,769	4,851	4,801
Rotary and Mission Systems	3,346	2,162	9,653	6,306
Space Systems	2,280	2,208	6,630	6,723
Total net sales	$11,551	$10,060	$33,496	$29,016

Operating profit
Aeronautics	$437	$418	$1,335	$1,233
Missiles and Fire Control	289	316	763	895
Rotary and Mission Systems	247	245	678	687
Space Systems	450	265	1,034	883
Total business segment operating profit	1,423	1,244	3,810	3,698
Unallocated items
FAS/CAS pension adjustment	226	102	672	305
Special item - severance charges	–	(15)	(80)	(15)
Other, net	(61)	(139)	(281)	(376)
Total unallocated items	165	(52)	311	(86)
Total consolidated operating profit	$1,588	$1,192	$4,121	$3,612

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other matters, represented approximately 28 percent of total segment operating profit in the third quarter of 2016, compared to approximately 31 percent in the third quarter of 2015.

Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015
Net sales	$4,188	$3,921	$12,362	$11,186
Operating profit	$437	$418	$1,335	$1,233
Operating margin	10.4%	10.7%	10.8%	11.0%

Aeronautics’ net sales in the third quarter of 2016 increased $267 million, or 7 percent, compared to the same period in 2015. The increase was primarily attributable to higher net sales of approximately $300 million for the F-35 program due to increased volume on aircraft production and sustainment activities. This increase was partially offset by lower net sales of approximately $50 million for the
C-5 program due primarily to decreased sustainment activities, while aircraft deliveries were comparable in the third quarter of 2016 compared to the same period in 2015 (two aircraft delivered in each period).

Aeronautics’ operating profit in the third quarter of 2016 increased $19 million, or 5 percent, compared to the same period in 2015. Operating profit increased approximately $25 million for the F-35 program due to increased volume on aircraft production and sustainment activities; and about $35 million for aircraft support and maintenance programs due to reserves recorded in the third quarter of 2015 that were not repeated in the third quarter of 2016 and increased volume. These increases were partially offset by lower operating profit of approximately $45 million for the C-130 program due to contract mix and lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were comparable in the third quarters of 2016 and 2015.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015
Net sales	$1,737	$1,769	$4,851	$4,801
Operating profit	$289	$316	$763	$895
Operating margin	16.6%	17.9%	15.7%	18.6%

MFC’s net sales in the third quarter of 2016 decreased $32 million, or 2 percent, compared to the same period in 2015. The decrease was primarily attributable to lower net sales of approximately $40 million as a result of lower volume on certain fire control programs (Longbow, LANTIRN® and SNIPER®); and about $25 million for air and missile defense programs (primarily Terminal High Altitude Area Defense) due to lower volume. These decreases were partially offset by higher net sales of approximately $45 million for tactical missiles programs due to increased deliveries (primarily Hellfire).

MFC’s operating profit in the third quarter of 2016 decreased $27 million, or 9 percent, compared to the same period in 2015. Operating profit decreased approximately $20 million for certain fire control programs due to lower risk retirements (Apache) and program mix; approximately $10 million for tactical missiles programs (including Javelin) due to lower risk retirements; and about $20 million on other programs primarily due to lower risk retirements. These decreases were partially offset by higher operating profit of approximately $25 million for air and missile defense programs due to higher risk retirements (Patriot Advanced Capability-3). Adjustments not related to volume, including net profit booking rate adjustments, were approximately $30 million lower in the third quarter of 2016 compared to the same period in 2015.

Rotary and Mission Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015
Net sales	$3,346	$2,162	$9,653	$6,306
Operating profit	$247	$245	$678	$687
Operating margin	7.4%	11.3%	7.0%	10.9%

RMS’ net sales in the third quarter of 2016 increased $1.2 billion, or 55 percent, compared to the same period in 2015. The increase was primarily attributable to net sales of approximately $1.2 billion from Sikorsky, net of adjustments required to account for the acquisition of this business which occurred in the fourth quarter of 2015.

RMS’ operating profit in the third quarter of 2016 was comparable to operating profit in the same period in 2015. Operating profit from Sikorsky was approximately $25 million, inclusive of the favorable impacts of risk retirements, which were offset by intangible asset amortization and other adjustments required to account for the acquisition of this business. The net profit from Sikorsky was offset by lower operating profit of approximately $25 million from various programs due primarily to decreased risk retirements. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $20 million higher in the third quarter of 2016 compared to the same period in 2015.

Space Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015
Net sales	$2,280	$2,208	$6,630	$6,723
Operating profit	$450	$265	$1,034	$883
Operating margin	19.7%	12.0%	15.6%	13.1%

Space Systems’ net sales in the third quarter of 2016 increased $72 million, or 3 percent, compared to the same period in 2015. The increase was primarily attributable to net sales of approximately $100 million from AWE following the consolidation of this business in the third quarter of 2016. This increase was partially offset by lower net sales of approximately $40 million for the Orion program due to decreased volume.

Space Systems’ operating profit in the third quarter of 2016 increased $185 million, or 70 percent, compared to the same period in 2015. The increase was primarily attributable to a non-cash, pre-tax gain of approximately $127 million related to the consolidation of AWE; and approximately $30 million for government and commercial satellite programs due to higher risk retirements (primarily Space Based Infrared System and Advanced Extremely High Frequency). Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $25 million higher in the third quarter of 2016 compared to the same period in 2015.

Total equity earnings recognized by Space Systems (primarily ULA) represented approximately $70 million, or 16 percent, of this business segment’s operating profit in the third quarter of 2016, compared to approximately $70 million, or 26 percent, in the third quarter of 2015.

Unallocated items

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015
Unallocated items
FAS/CAS pension adjustment	$226	$102	$672	$305
Special item - severance charges	–	(15)	(80)	(15)
Other, net	(61)	(139)	(281)	(376)
Total unallocated items	$165	$(52)	$311	$(86)

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and are included in “Unallocated items.” See the Corporation’s 2015 Annual Report on Form 10-K for a description of “Unallocated items.”

As a result of the divestiture of the IS&GS business segment on Aug. 16, 2016, the operating results of the IS&GS business segment have been reclassified as discontinued operations for all periods presented. Certain corporate overhead costs and certain defined benefit pension costs that were historically allocated to and included in the operating results of the IS&GS business segment have been reclassified into “Unallocated items” and included in the results of the Corporation’s continuing operations because the Corporation will continue to incur these costs subsequent to the divestiture of the IS&GS business segment.

Corporate overhead costs incurred by the Corporation and previously allocated to and included in the operating results of the IS&GS business segment were comprised of expenses related to senior management, legal, human resources, finance, accounting, treasury, tax, information technology, communications, ethics and compliance, corporate employee benefits, incentives and stock-based compensation, shared services processing and administration and depreciation for corporate fixed assets. The amount of corporate overhead costs previously included in the operating results of the IS&GS business segment that have been reclassified to and included in the results of the Corporation’s continuing operations were $17 million and $82 million in the quarter and nine months ended Sept. 25, 2016 and $40 million and $133 million in the quarter and nine months ended Sept. 27, 2015. These costs are included in “Other, net” within “Unallocated items.”

Prior to the divestiture of the IS&GS business segment, certain IS&GS salaried employees participated in various defined benefit pension and other post-employment benefit plans administered and sponsored by the Corporation. Pension costs related to benefits earned by these employees were historically allocated to and included in the results of operations of the IS&GS business segment. Subsequent to the divestiture, IS&GS salaried employees that transferred to Leidos will no longer earn additional benefits under the Corporation’s defined benefit pension and other post-employment benefit plans, but remain entitled to the benefits earned through the closing of the divestiture.

The Corporation retained all obligations related to the benefits earned by the IS&GS salaried employees through the closing of the divestiture and the related assets of the plans. Therefore, the Corporation will continue to incur the non-service portion of pension costs (interest cost, actuarial gains and losses and expected return on plan assets) for IS&GS salaried employees that transferred to Leidos. Accordingly, these costs have been reclassified to and included in the results of the Corporation’s continuing operations. The non-service portion of pension costs previously included in the operating results of the IS&GS business segment that have been reclassified to and included in the results of the Corporation’s continuing operations were $11 million and $54 million in the quarter and nine months ended Sept. 25, 2016 and $17 million and $53 million in the quarter and nine months ended Sept. 27, 2015. These costs are included in “FAS/CAS pension adjustment” within “Unallocated items.” The service portion of pension costs related to IS&GS salaried employees that transferred to Leidos remains in the operating results of the IS&GS business segment classified as discontinued operations because such costs will no longer be incurred by the Corporation subsequent to the divestiture of IS&GS.

The Corporation allocates certain corporate overhead costs and defined benefit pension costs to its business segments because under U.S. Government contracting regulations such costs are allowable in establishing prices for contracts with the U.S. Government. Although the corporate overhead costs and defined benefit pension costs that were historically allocated to and included in the operating results of the IS&GS business segment have been reclassified to and included in the results of the Corporation’s continuing operations for financial reporting purposes, the Corporation will allocate similar costs incurred in future periods to its remaining business segments and expects to recover a substantial amount of these costs through the pricing of its products and services to the U.S. Government and other customers in future periods.

Significant severance charges related to the IS&GS business segment were historically recorded at the Lockheed Martin corporate office. These charges have been reclassified into the operating results of the IS&GS business segment classified as discontinued operations and excluded from the results of the Corporation’s continuing operations. The amount of severance charges reclassified were $19 million in the nine months ended Sept. 25, 2016 and $20 million in the quarter and nine months ended Sept. 27, 2015.

Income Taxes

The Corporation’s effective income tax rate from continuing operations was 23.7 percent in the third quarter of 2016, compared to 30.6 percent in the third quarter of 2015. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature. The rate in the third quarter of 2016 also benefited from the research and development tax credit, which was permanently extended and reinstated in the fourth quarter of 2015, and from the nontaxable gain recorded in connection with the increase in AWE ownership.

In addition, the rate in the third quarter of 2016 benefited from the additional tax benefits related to employee share-based payment awards, which are now recorded as income tax benefit or expense in earnings effective with the adoption of an accounting standard update in the second quarter of 2016. The Corporation early adopted the accounting standard update during the second quarter of 2016 and was therefore required to report the impacts as though the accounting standard update had been adopted on Jan. 1, 2016.

Accordingly, the Corporation recognized additional income tax benefits of $22 million and $137 million during the quarter and nine months ended Sept. 25, 2016. The adjustments for the third quarter include only the quarterly impacts, whereas the adjustments for the first nine months of 2016 include the second and third quarter impacts and the reclassification of income tax benefits of $104 million originally recognized in additional paid-in capital in the first quarter of 2016.

Conference Call Information

Lockheed Martin will webcast live its third quarter 2016 earnings results conference call (listen-only mode) on Tuesday, Oct. 25, 2016, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 98,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

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Media Contact:

Bill Phelps, director, Media Relations, 301-897-6308; william.phelps@lmco.com

Investor Relations Contacts:

Jerry Kircher, vice president, Investor Relations, 301-897-6584; jerry.f.kircher@lmco.com

Greg Gardner, director, Investor Relations, 301-897-6455; greg.m.gardner@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	the Corporation’s reliance on contracts with the U.S. Government, all of which are conditioned upon the availability of funding;
•	declining budgets; affordability initiatives; the implementation of automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to replace sequestration;

•	risks related to the development, production, performance, schedule, cost and requirements of complex and technologically advanced programs including the Corporation’s largest, the F-35 program;
•	economic, industry, business and political conditions (domestic and international) including their effects on governmental policy;
•	the Corporation’s success in growing international sales and expanding into adjacent markets and risks associated with doing business in new markets and internationally;
•	the competitive environment for the Corporation’s products and services, including increased market pressures in the Corporation’s remaining services businesses, competition from outside the aerospace and defense industry, and increased bid protests;
•	planned production rates for significant programs and compliance with stringent performance and reliability standards;
•	the performance of key suppliers, teammates, ventures, venture partners, subcontractors and customers;
•	the timing and customer acceptance of product deliveries;
•	the Corporation’s ability to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;
•	the impact of cyber or other security threats or other disruptions to the Corporation’s businesses;
•	the Corporation’s ability to implement and continue capitalization changes such as share repurchase activity and payment of dividends (including in the event of a deficit in equity, the availability of sufficient net earnings to permit such distributions under Maryland law), pension funding and/or debt activity as well as the pace and effect of any such capitalization changes;
•	the Corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;
•	the accuracy of the Corporation’s estimates and projections;
•	risk of a future impairment of goodwill, investments or other long-term assets;
•	movements in interest rates and other changes that may affect pension plan assumptions, equity, the level of FAS/CAS earnings and actual returns on pension plan assets;
•	realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•	the ability to successfully integrate the Sikorsky business and realize synergies and other expected benefits of this acquisition, and the impact of oil and gas trends on financial performance;
•	adjustments required as a result of the ongoing purchase accounting analysis related to the Sikorsky acquisition;
•	risks related to whether the Corporation is able to realize the intended benefits and anticipated tax treatment of the divestiture of its former IS&GS business segment and merger with Leidos in a Reverse Morris Trust transaction;
•	the adequacy of the Corporation’s insurance and indemnities;
•	materials availability;
•	the effect of changes in (or the interpretation of): legislation, regulation or policy, including those applicable to procurement (including competition from fewer and larger prime contractors), cost allowability or recovery, accounting, taxation, or export; and

•	the outcome of legal proceedings, bid protests, environmental remediation efforts, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the Corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the Securities and Exchange Commission (SEC) including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2015 and quarterly reports on Form 10-Q. The Corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation

Consolidated Statements of Earnings1, 2

(unaudited; in millions, except per share data)

	Quarters Ended		Nine Months Ended
	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015

Net sales	$11,551	$10,060	$33,496	$29,016
Cost of sales	(10,167)	(8,963)	(29,787)	(25,661)
Gross profit	1,384	1,097	3,709	3,355
Other income, net	204	95	412	257
Operating profit[3]	1,588	1,192	4,121	3,612
Interest expense	(162)	(104)	(492)	(301)
Other non-operating income, net	1	1	2	6
Earnings from continuing operations before income taxes	1,427	1,089	3,631	3,317
Income tax expense[4]	(338)	(333)	(837)	(1,008)
Net earnings from continuing operations[4]	1,089	756	2,794	2,309
Net earnings from discontinued operations	1,306	109	1,520	363

Net earnings[4]	$2,395	$865	$4,314	$2,672
Effective tax rate	23.7%	30.6%	23.1%	30.4%

Earnings per common share
Basic
Continuing operations[4]	$3.64	$2.45	$9.25	$7.41
Discontinued operations	4.38	0.35	5.03	1.16
Basic earnings per common share	$8.02	$2.80	$14.28	$8.57

Diluted
Continuing operations	$3.61	$2.42	$9.13	$7.30
Discontinued operatons	4.32	0.35	4.97	1.15
Diluted earnings per common share	$7.93	$2.77	$14.10	$8.45

Weighted average shares outstanding
Basic	298.5	308.4	302.0	311.9
Diluted	302.1	312.7	305.9	316.3

Common shares reported in stockholders' equity at end of period			291	306

[1]	The Corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Sept. 25 for the third quarter of 2016 and Sept. 27 for the third quarter of 2015. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on Dec. 31.

[2]	As a result of the divestiture of the IS&GS business segment on Aug. 16, 2016, the operating results of the IS&GS business segment have been classified as discontinued operations for all periods presented. A $1.2 billion gain recorded as a result of the divestiture of the IS&GS business segment is recorded in net earnings from discontinued operations in the quarter and nine months ended Sept. 25, 2016.

[3]	The amounts in the third quarter and first nine months of 2016 include a non-cash gain of $127 million recognized at the Corporation's Space Systems business segment related to the consolidation of the AWE venture upon obtaining control of this venture on Aug. 24, 2016, which increased net earnings from continuing operations $104 million (or $0.34 per share).

[4]	In the second quarter of 2016, the Corporation adopted a new accounting standard issued by the Financial Accounting Standards Board for employee share-based payment awards and reported the impacts as though the standard had been adopted on Jan. 1, 2016. Accordingly, the Corporation recognized additional income tax benefits as an increase to net earnings from continuing operations and operating cash flows of $22 million ($0.07 per share) and $137 million ($0.45 per share) in the quarter and nine months ended Sept. 25, 2016. The adjustments for the third quarter of 2016 include only the quarterly impacts, whereas the adjustments for the first nine months of 2016 include the second and third quarter impacts and the reclassification of income tax benefits of $104 million originally recognized in additional paid-in capital and cash flows from financing activities in the first quarter of 2016. The new accounting standard did not impact any periods prior to Jan. 1, 2016.

Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended			Nine Months Ended
	Sept. 25, 2016	Sept. 27, 2015	% Change	Sept. 25, 2016	Sept. 27, 2015	% Change
Net sales
Aeronautics	$4,188	$3,921	7%	$12,362	$11,186	11%
Missiles and Fire Control	1,737	1,769	(2)%	4,851	4,801	1%
Rotary and Mission Systems	3,346	2,162	55%	9,653	6,306	53%
Space Systems	2,280	2,208	3%	6,630	6,723	(1)%
Total net sales	$11,551	$10,060	15%	$33,496	$29,016	15%

Operating profit
Aeronautics	$437	$418	5%	$1,335	$1,233	8%
Missiles and Fire Control	289	316	(9)%	763	895	(15)%
Rotary and Mission Systems	247	245	1%	678	687	(1)%
Space Systems[1]	450	265	70%	1,034	883	17%
Total business segment operating profit	1,423	1,244	14%	3,810	3,698	3%
Unallocated items[2]
FAS/CAS pension adjustment	226	102		672	305
Special item - severance charges	-	(15)		(80)	(15)
Other, net	(61)	(139)		(281)	(376)
Total unallocated items	165	(52)		311	(86)
Total consolidated operating profit	$1,588	$1,192	33%	$4,121	$3,612	14%

Operating margin
Aeronautics	10.4%	10.7%		10.8%	11.0%
Missiles and Fire Control	16.6%	17.9%		15.7%	18.6%
Rotary and Mission Systems	7.4%	11.3%		7.0%	10.9%
Space Systems	19.7%	12.0%		15.6%	13.1%
Total business segment operating margin	12.3%	12.4%		11.4%	12.7%

Total consolidated operating margin	13.7%	11.8%		12.3%	12.4%

[1]	The amounts in the third quarter and first nine months of 2016 include a non-cash gain of $127 million related to the consolidation of AWE upon obtaining control of this venture on Aug. 24, 2016, which increased net earnings from continuing operations $104 million (or $0.34 per share).

[2]	The following reclassifications of "Unallocated items" were made as a result of the divestiture of the IS&GS business segment: i) the non-service portion of pension costs for IS&GS employees that participated in the Corporation's defined benefit pension and other post-employment benefit plans were reclassified from the operating results of the IS&GS business segment to "FAS/CAS pension adjustment" and were $11 million and $54 million in the quarter and nine months ended Sept. 25, 2016 and $17 million and $53 million in the quarter and nine months ended Sept. 27, 2015, ii) Corporate overhead costs allocated to and included in the operating results of the IS&GS business segment were reclassified to "Other, net" and were $17 million and $82 million in the quarter and nine months ended Sept. 25, 2016 and $40 million and $133 million in the quarter and nine months ended Sept. 27, 2015, and iii) significant severance charges related to the IS&GS business segment that were historically recorded in "Special item - severance charges" were reclassified to net earnings from discontinued operations and were $19 million in the nine months ended Sept. 25, 2016 and $20 million in the quarter and nine months ended Sept. 27, 2015. For more information see the "Unallocated items" section of the accompanying news release.

Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	Sept. 25, 2016	Dec. 31, 2015¹
Assets
Current assets
Cash and cash equivalents	$2,895	$1,090
Receivables, net	8,955	7,254
Inventories, net	4,852	4,819
Other current assets	408	441
Assets of discontinued operations[2]	-	969
Total current assets	17,110	14,573

Property, plant and equipment, net	5,369	5,389
Goodwill	10,791	10,695
Intangible assets, net	4,205	4,022
Deferred income taxes	5,850	6,068
Other noncurrent assets	5,414	5,396
Assets of discontinued operations[2]	-	3,161
Total assets	$48,739	$49,304

Liabilities and equity
Current liabilities
Accounts payable	$2,840	$1,745
Customer advances and amounts in excess of costs incurred	6,830	6,703
Salaries, benefits and payroll taxes	1,856	1,707
Current maturities of long-term debt	-	956
Other current liabilities	2,899	1,859
Liabilities of discontinued operations[2]	-	948
Total current liabilities	14,425	13,918

Long-term debt, net	14,304	14,305
Accrued pension liabilities	11,859	11,807
Other postretirement benefit liabilities	1,083	1,070
Other noncurrent liabilities	4,638	4,902
Liabilities of discontinued operations[2]	-	205
Total liabilities	46,309	46,207

Stockholders' equity
Common stock, $1 par value per share	291	303
Additional paid-in capital	-	-
Retained earnings	13,023	14,238
Accumulated other comprehensive loss	(10,991)	(11,444)
Total stockholders' equity	2,323	3,097
Noncontrolling interests in subsidiary	107	-
Total equity	2,430	3,097
Total liabilities and equity	$48,739	$49,304

[1]	Certain prior period amounts have been reclassified to conform with current period presentation.

[2]	The assets and liabilities of the IS&GS business segment have been classified as assets and liabilities of discontinued operations as of Dec. 31, 2015.

Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Nine Months Ended
	Sept. 25, 2016	Sept. 27, 2015

Operating activities
Net earnings	$4,314	$2,672
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	888	726
Stock-based compensation	124	118
Severance charges	99	35
Gain on divestiture of IS&GS business segment	(1,234)	-
Gain on step acquisition of AWE	(104)	-
Changes in assets and liabilities
Receivables, net	(1,537)	(861)
Inventories, net	(235)	(359)
Accounts payable	1,033	637
Customer advances and amounts in excess of costs incurred	57	(421)
Postretirement benefit plans	787	868
Income taxes	37	126
Other, net	231	196
Net cash provided by operating activities[1]	4,460	3,737

Investing activities
Capital expenditures	(627)	(500)
Other, net	76	89
Net cash used for investing activities	(551)	(411)

Financing activities
Special cash payment from divestiture of IS&GS business segment	1,800	-
Issuance of long-term debt, net of related costs	-	2,213
Repayments of long-term debt	(952)	-
Repurchases of common stock	(1,280)	(2,364)
Dividends paid	(1,518)	(1,427)
Proceeds from stock option exercises	75	126
Other, net	(229)	(20)
Net cash used for financing activities	(2,104)	(1,472)

Net change in cash and cash equivalents	1,805	1,854
Cash and cash equivalents at beginning of period	1,090	1,446
Cash and cash equivalents at end of period	$2,895	$3,300

[1]	Cash from operations includes cash flows generated by the IS&GS business segment through the closing of the divestiture of this business segment on Aug. 16, 2016, as the Corporation retained this cash as part of the divestiture.

Lockheed Martin Corporation

Consolidated Statement of Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total	Non-
	Common	Paid-In	Retained	Comprehensive	Stockholders'	controlling	Total
	Stock	Capital	Earnings	Loss	Equity	Interest	Equity

Balance at Dec. 31, 2015	$303	$-	$14,238	$(11,444)	$3,097	$-	$3,097
Net earnings	-	-	4,314	-	4,314	-	4,314
Other comprehensive income, net of tax[1]	-	-	-	453	453	-	453
Shares tendered and retired in connection with divestiture of IS&GS business segment	(9)	-	(2,488)	-	(2,497)	-	(2,497)
Repurchases of common stock	(6)	(272)	(1,002)	-	(1,280)	-	(1,280)
Dividends declared[2]	-	-	(2,056)	-	(2,056)	-	(2,056)
Stock-based awards, ESOP activity and other	3	272	17	-	292	-	292
Increase in non-controlling interests in subsidiary	-	-	-	-	-	107	107
Balance at Sept. 25, 2016	$291	$-	$13,023	$(10,991)	$2,323	$107	$2,430

[1]	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to postretirement benefit plans.

[2]	Represents dividends of $1.65 per share declared in each of the first, second and third quarters of 2016. Additionally, includes dividends of $1.82 per share declared in the third quarter of 2016 and payable in the fourth quarter of 2016.

Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	Sept. 25, 2016	Dec. 31, 2015
Aeronautics	$27,900	$31,800
Missiles and Fire Control	14,500	15,500
Rotary and Mission Systems	29,200	30,100
Space Systems	19,800	17,400
Total backlog	$91,400	$94,800

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 25, 2016	Sept. 27, 2015	Sept. 25, 2016	Sept. 27, 2015
F-16	3	3	8	9
F-35	10	12	30	31
C-130J	4	4	16	14
C-5	2	2	6	7